Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

among

DIFFERENTIAL BRANDS GROUP INC.,

as Parent,

DFBG SWIMS LLC,

as the Buyer,

THE SHAREHOLDERS OF SWIMS AS,

as the Sellers, and

ØYSTEIN ALEXANDER ESKELAND AND ATLE SØVIK,

acting jointly as the Sellers’ Representative,

regarding the share capital of

SWIMS AS,

as the Company

Dated as of July 18, 2016

i

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

Exhibits

Exhibit A	Sellers and Allocation of the Consideration
Exhibit B	Form of Settlement Account Joint Instructions
Exhibit C	Forms of Restrictive Covenant Agreement
Form 1: Escobar Invest AS, Albatross Investment AS, Oskar Investments AS and Syneco AS
Form 2: Gandalf Invest AB
Exhibit D	Agreed Closing Statement
Exhibit E	Form of Minority Shareholder Release
Exhibit F	Escrow Agreement
Exhibit G	Form of Common Stock Purchase Warrant

iii

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of July 18, 2016 (this “Agreement”), regarding the share capital of SWIMS AS, a Norwegian private limited company (aksjeselskap) registered with the Norwegian Register of Business Enterprises under registration number 988 225 266 and with registered address at Holtegata 26, 0355 Oslo, Norway (the “Company”), entered into among Differential Brands Group Inc., a Delaware corporation (“Parent”), DFBG Swims LLC, a Delaware limited liability company (the “Buyer”), each shareholder of the Company signatory hereto and set forth in Exhibit A to this Agreement (the “Sellers”), Øystein Alexander Eskeland and Atle Søvik, acting jointly as the representatives of the Sellers (the “Sellers’ Representative”) and, solely for purposes of Section 5.6, the TCP Parties (as defined herein).

RECITALS

WHEREAS, the respective boards of directors of Parent and the Buyer deem it advisable and in the best interests of each of Parent and the Buyer and their respective stockholders that Parent and the Buyer enter into this Agreement;

WHEREAS, as of the date of this Agreement, the share capital of the Company is NOK 1,186,050, consisting of 23,721 ordinary shares with a par value of NOK 50 each (the “Shares”), all of which will at Closing (after giving effect to the exercise of the option by the Sellers to acquire the 11,288 Shares which prior to such exercise were, in the aggregate, held by J.R. Produksjon AS, Johan Ringdal, Anders S. Dahl and Bakelittfabrikken Holding AS (the “Minority Shareholders”)), be owned by the Sellers in the amounts set forth in Exhibit A;

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Shares on the terms and subject to the conditions set forth herein; and

WHEREAS, the Sellers will receive a combination of cash, common stock, par value $0.10 per share, of Parent (the “Parent Common Stock”) and Warrants (as defined herein) as consideration for the Shares owned by the Sellers.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Certain Defined Terms. For purposes of this Agreement:

“Accounting Principles” means the Norwegian Generally Accepted Accounting Principles, as applied in the Financial Statements.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding of which the Company has received or submitted notice.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Escrow Agreement, the Restrictive Covenant Agreements and the Settlement Account Joint Instructions.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or Oslo, Norway.

“Cash” means, as of the Closing, the aggregate amount of all cash and cash equivalents of the Company required to be reflected as cash and cash equivalents on a balance sheet of the Company as of such date prepared in accordance with the Accounting Principles, net of (i) any outstanding checks, wires and bank overdrafts of the Company, (ii) any amounts relating to credit card receivables or restricted cash and (iii) amounts held in escrow or any customer deposits or otherwise held on behalf of third parties, in each case, whether or not required to be reported as such under the Accounting Principles.

“Cash Purchase Price” means NOK 103,729,864, which amount equals the sum of (i) NOK 104,000,000, plus (ii) the Cash, minus (iii) the Indebtedness, minus (iv) the Working Capital Underage, in each case as set forth on the Agreed Closing Statement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consideration” means the Cash Purchase Price plus the Consideration Shares issued to the Sellers plus the Warrants issued to the Sellers.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect or remove a majority of the members of the board of directors or similar body governing the affairs of such Person.

“Disclosure Schedule” means the confidential schedules delivered by the Sellers to the Buyer concurrent with the execution hereof.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Laws of any Governmental Authority relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances or (iii) pollution or protection of the environment, health, safety or natural resources.

“Escrow Agent” means Citibank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Sellers’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit F.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Substances” means (i) petroleum and petroleum products, including crude oil and any fractions thereof, (ii) natural gas, synthetic gas, and any mixtures thereof, (iii) lead, polychlorinated biphenyls, asbestos and radon, (iv) any other pollutant or contaminant and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Indebtedness” means, without duplication, (i) the unpaid principal amount and accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (ii) all obligations under capitalized leases with respect to which the Company is liable, determined on in accordance with the Accounting Principles; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (iv) all liabilities with respect to any current or former employee, officer or director of the Company that arise before or on the Closing Date, including all liabilities with respect to any Plan, all accrued salary, deferred compensation and vacation obligations, all workers’ compensation claims, any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of the fiscal year and ending on the Closing Date, and any employment Taxes payable by the Company with respect to the foregoing; (v) all obligations of the Company with respect to interest-rate hedging, swaps or similar financial arrangements; (vi) all deposits and monies received in advance; (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company; (viii) all liabilities under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility; (ix) all liabilities with respect to any current or former employee, officer or director of the Company that arise before or on the Closing Date, including all liabilities with respect to any accrued but unpaid bonuses; (x) all indebtedness or liabilities secured by any security interest on any property or assets of the Company; and (xi) all obligations of the type referred to in clauses (i) through (x) of other Persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Indemnity Escrow Amount” means NOK 2,750,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount to be deposited with the Escrow Agent to secure the Sellers’ indemnification obligations hereunder, as such sum may be (i) decreased by releases from the Indemnity Escrow Fund as provided in this Agreement and the Escrow Agreement and/or (ii) increased by any interest or other amounts earned thereon.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of Norway, the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) designs  and design applications (collectively, “Designs”), (iii) patents  and patent applications (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); and (vi) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Designs, Patents, Copyrights or Trade Secrets.

“knowledge,” with respect to the Company and the Sellers, means the actual knowledge of Peter Sjölander, Øystein Alexander Eskeland and Anders Dahl, after due inquiry, and with respect to any other party, means the actual knowledge of any officer or director of such party.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means, with respect to any Person, any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect, result or state of facts to the extent resulting from (A) changes generally affecting the economy or the financial or securities markets or (B) the outbreak of war or acts of terrorism; provided, that the impact of such event, change, circumstance, occurrence, effect or state of facts may be taken into account if it is disproportionately adverse to such Person and its Subsidiaries, taken as a whole, as compared to other similarly situated companies.

“Minority Shareholder Release” means releases to be entered into by the Buyer and each Minority Shareholder, substantially in the form attached hereto as Exhibit E.

“NASDAQ” means the Nasdaq Capital Market.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company minus (ii) the current liabilities of the Company, in each case calculated in accordance with the Accounting Principles applied on a basis consistent with the preparation of the Balance Sheet; provided, however, for the avoidance of doubt, Net Working Capital shall exclude any amounts relating to or included in Cash, Indebtedness and Transaction Expenses to the extent such amounts are reflected in the calculation of the Cash Purchase Price (to avoid any double-counting with any other adjustments).

“NOK” means Norske kroner, the currency of the kingdom of Norway.

“Non-Party Affiliate” means an Affiliate or other related Person of a party hereto who is not a party hereto, including, but not limited to, any director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any party hereto.

“Option” means the option to acquire the Shares of the Minority Shareholders as set forth in the agreement among the shareholders of the Company dated March 10, 2016, as amended.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Taxes” means any and all Taxes imposed on the Company for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date except such Taxes which were taken into account in calculating the Cash Purchase Price, which are listed on the Agreed Closing Statement and except any Taxes on profits exceeding the profits assumed in the determination of the Cash Purchase Price, as set forth on the Agreed Closing Statement.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) to the knowledge of such specified Person, any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Remediation” means any measures or actions required by applicable Law or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or release of any Hazardous Substances in or into the environment or to prevent, clean up or minimize a release or threatened release of Hazardous Substances.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“R&W Insurance Policy” means the representation and warranty insurance policy issued by Beazley Group to the Buyer with respect to this Agreement in the form delivered to the Sellers’ Representative prior to the execution of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Taxes” means the following: (a) any and all Pre-Closing Taxes; (b) all state and local transfer, sales, value added, use, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated by this Agreement or any other Ancillary Agreement; (c) all liability for Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (including any predecessor entities) is or was a member prior to the Closing Date; (d) all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to events or transactions occurring prior to the Closing Date; and (e) any costs and expenses incurred (and not otherwise indemnified pursuant to this definition of Seller Taxes) by the Company or its Affiliates with respect to the foregoing.

“Settlement Account Joint Instructions” means the agreement among the Buyer, the Sellers, the Company and Advokatfirmaet BA-HR DA in the form set forth on Exhibit B.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Target Net Working Capital” means NOK 23,157,943.

“Taxes” means all taxes and duties of whatever nature, including without limitation: (i) all federal, national, supranational, state, provincial, local, foreign and other net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information), including any amendment thereto, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“TCP Parties” means TCP Denim, LLC, a Delaware limited liability company, TCP RG, LLC, a Delaware limited liability company, and TCP RG II, LLC, a Delaware limited liability company.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, any of the Company or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the Company) in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby and (v) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by the Company in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Net Working Capital.

Section 1.2                                    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Agreed Closing Statement	2.4(b)
Agreement	Preamble
Balance Sheet	3.7(b)
Buyer	Preamble
Claim Notice	6.3(a)
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Company Registered IP	3.15(e)
Consideration Shares	2.2(b)(i)
Copyrights	1.1
Designs	1.1
Direct Claim	6.3(e)
Enforceability Exceptions	3.2
Financial Statements	3.7(a)
Fundamental Representations	6.1
ICC	7.11(a)
ICC Rules	7.11(a)
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Interim Financial Statements	3.7(a)
Losses	6.2
Marks	1.1
Material Contracts	3.18(a)
Minority Shareholders	Recitals
Parent	Preamble
Parent Common Stock	Recitals
Parent Preferred Stock	4.6(a)
Parent Reports	4.4
Patents	1.1
Permits	3.9(b)
Permitted Encumbrances	3.13(a)
Personal Information	3.21(a)
Plans	3.11(a)
Preliminary Closing Statement	2.4(a)
Privacy Laws	3.21(a)
Restrictive Covenant Agreements	2.3(b)(iii)
Seller Counsel	7.20
Sellers	Preamble
Sellers’ Representative	Preamble
Shares	Recitals
Third Party Claim	6.3(a)
Trade Secrets	1.1
Warrants	2.2(b)(i)

ARTICLE II
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver the Shares to the Buyer, free and clear of all Encumbrances other than Encumbrances arising under securities Laws, and the Buyer shall purchase the Shares from the Sellers in exchange for the Consideration.

Section 2.2                                    Closing.

(a)                                 The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Advokatfirmaet Thommessen AS, Haakon VIIs gate 10, 0116 Oslo, Norway, at 2:00 p.m. (CET) on the date hereof or at such other place or at such other time or on such other date as the Sellers’ Representative and the Buyer mutually may agree in writing.  The date on which the Closing takes place is referred to as the “Closing Date.”

(b)                                 At or prior to the Closing:

(i)                                     Parent shall issue 702,943 new shares of Parent Common Stock to the Sellers, in such numbers as set forth in Column 8 of Exhibit A (the “Consideration Shares”) and warrants to purchase 150,000 new shares of Parent Common Stock to the Sellers on the terms set forth in the form of Common Stock Purchase Warrant attached hereto as Exhibit G, in such numbers as set forth in Column 9 of Exhibit A (the “Warrants”);

(ii)                                  the Buyer shall pay the Cash Purchase Price (NOK 103,729,864) less (i) the Indemnity Escrow Amount (NOK 2,750,000), (ii) the Transaction Expenses (NOK 6,055,000), (iii) the cost of the R&W Insurance Policy (NOK 2,413,950) and (iv) the cost of the Escrow Account (NOK 21,175), being an aggregate payment of NOK 92,489,739, to a client account of Advokatfirmaet BA-HR DA with irrevocable instructions to release the amount to the order of the Sellers’ Representative upon transfer of the Shares to the Buyer in accordance with Section 2.3 and the Settlement Account Joint Instructions, by wire transfer of immediately available funds, which amount shall be allocated amongst the Sellers as set forth in Column 6 of Exhibit A;

(iii)                               the Buyer shall pay or cause to be paid to the recipients thereof, in the amounts set forth in the Agreed Closing Statement, the Transaction Expenses, all of which are unpaid; provided, however, that the payment to Kirkland & Ellis LLP shall be made without such Norway value added import tax, which shall be payable by the Company;

(iv)                              the parties shall deliver the documents set forth in Section 2.3.

Section 2.3                                    Closing Deliverables.

(a)                                 Buyer Closing Deliverables.  At or prior to the Closing Date, the Buyer shall deliver or cause to be delivered:

(i)                                     to each Seller, a stock certificate or evidence, in form and substance reasonably satisfactory to the Sellers, of the issuance of the Consideration Shares in book-entry form free and clear of Encumbrances other than Encumbrances arising under securities Laws;

(ii)                                  to each Seller, evidence, in form and substance reasonably satisfactory to the Sellers, of the issuance of the Warrants;

(iii)                               to the Sellers’ Representative, receipt of confirmation that Nasdaq has no objection to the listing of the Consideration Shares and the Warrants; and

(iv)                              to the Sellers’ Representative, a duly executed counterpart signature page of the Buyer to the Settlement Account Joint Instructions.

(b)                                 Sellers Closing Deliverables.  At or prior to the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer:

(i)                                     an updated shareholders register of the Company, evidencing the transfer of the Shares to the Buyer free and clear of Encumbrances other than Encumbrances arising under securities Laws, duly executed and completed in favor of the Buyer;

(ii)                                  evidence that the board of directors of the Company has passed an unconditional resolution to approve the transfer of the Shares to the Buyer;

(iii)                               duly executed counterpart signature pages of the Sellers set forth in Section 2.3(b)(iv) of the Disclosure Schedule to restrictive covenant agreements, substantially in the form attached hereto as Exhibit C (the “Restrictive Covenant Agreements”);

(iv)                              a certificate that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code;

(v)                                 evidence that the Sellers shall have acquired the Shares of the Minority Shareholders pursuant to the Option on or prior to the Closing Date;

(vi)                              written resignations of the members of the boards of directors of the Company, which resignations shall include a confirmation from such directors that they do not have any claims against the Company;

(vii)                           duly executed counterpart signature pages of the Sellers’ Representative and the Escrow Agent to the Escrow Agreement;

(viii)                        a duly executed counterpart signature page of the Sellers to the Settlement Account Joint Instructions; and

(ix)                              a duly executed signature page from each of the Minority Shareholders to the Minority Shareholder Release.

Section 2.4                                    Determination of Cash Purchase Price; Allocation of Consideration.

(a)                                 Prior to the date hereof, the Sellers’ Representative delivered to the Buyer a written statement (the “Preliminary Closing Statement”) that included (a) a balance sheet of the Company, (b) a good-faith estimate of (i) Cash, (ii) Net Working Capital, (iii) Indebtedness and (iv) all Transaction Expenses that are accrued or due and remain unpaid (with each of Cash, Net Working Capital, Indebtedness and Transaction Expenses estimated as of the Closing Date and, except for Transaction Expenses, without giving effect to the transactions contemplated hereby) and (c) on the basis of the foregoing, an estimate of the Cash Purchase Price.

(b)                                 Following the delivery of the Preliminary Closing Statement and prior to the Closing, the Buyer and the Sellers’ Representative have, in cooperation with the Company’s management, reviewed the Preliminary Closing Statement and agreed upon a final written statement, which is attached hereto as Exhibit D (the “Agreed Closing Statement”) that includes and sets forth an agreed estimate of (i) Cash, (ii) Net Working Capital, (iii) Indebtedness and (iv) Transaction Expenses (in each case, estimated as of the Closing Date and, except for Transaction Expenses, without giving effect to the transactions contemplated hereby), and on the basis thereof a calculation of the Cash Purchase Price.  Parent, the Buyer and the Sellers acknowledge and agree that the Agreed Closing Statement contains estimates of Cash, Net Working Capital, Indebtedness and Transaction Expenses as of the Closing Date, and that the actual amounts of Cash, Net Working Capital, Indebtedness and Transaction Expenses as of such date and as of the Closing Date may (and likely will) differ from the estimates contained in the Agreed Closing Statement.  Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that the Cash Purchase Price shall be the fixed amount set forth in the Agreed Closing Statement and shall not be subject to any adjustment following the Closing Date based on differences between the actual amounts of Cash, Net Working Capital, Indebtedness and Transaction Expenses as of the Closing Date and the estimates thereof in the Agreed Closing Statement, and no party hereto nor any of its Related Parties shall have any liability for any inaccuracies in the Agreed Closing Statement; provided, however, that nothing herein shall be deemed to limit the liability of any Person for such Person’s own fraud with respect to the estimates included in the Agreed Closing Statement.

(c)                                  The Sellers’ Representative prepared and delivered to the Buyer Exhibit A hereto setting forth the final allocation of the Consideration among the Sellers.  The proceeds paid to the Sellers’ Representative in respect of the transactions contemplated hereby shall be allocated by the Sellers’ Representative among the Sellers as set forth in Exhibit A.  None of Parent, the Buyer, any of their respective Affiliates or Representatives shall have any obligation or responsibility to any Seller with respect to the portion of the Consideration to be received by such Seller; provided, that Parent and the Buyer cause the aggregate Consideration to be delivered to or as directed by the Sellers’ Representative in accordance with this Agreement.

Section 2.5                                    Indemnity Escrow Fund.  No later than ten (10) Business Days following the date hereof (or, if later, on the date the Escrow Account is available to be funded), the Buyer and Sellers’ Representative shall enter into the Escrow Agreement, and the Buyer shall deposit or cause to be deposited the Indemnity Escrow Amount (plus the USD $2,500 fee due to the Escrow Agent) in an account with the Escrow Agent by wire transfer in immediately available funds to secure the Sellers’ obligations hereunder, of which (x) NOK 1,750,000 (less amounts paid to satisfy indemnification claims pursuant to Section 6.2(a)-(d) and the aggregate amount of pending claims pursuant to Section 6.2(a)-(d)) shall be released twelve (12) months after the date hereof and (y) NOK 1,000,000 (less amounts  paid to satisfy indemnification claims pursuant to Section 6.2(e) and the aggregate amount of pending claims pursuant to Section 6.2(e)) shall be released on December 31, 2021, with any such released funds to be distributed to the Sellers, to which each Seller’s entitlement is as set forth in Column 5 of Exhibit A.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Each of the Sellers hereby, severally and not jointly, represents and warrants to Parent and the Buyer as follows (it being understood and agreed that any representation relating to the Sellers is being made by each Seller solely as to itself and not with respect to any other Sellers):

Section 3.1                                    Title to Shares.  Each Seller (i) is the sole legal, record and beneficial owner of the Shares owned by it before giving effect to the exercise of the Option (pursuant to which delivery of the Shares subject to the Option from the Minority Shareholders to the Sellers shall take place at a moment in time immediately preceding the delivery of the Shares by the Sellers to the Buyer) as set forth in Column 1 of Exhibit A, (ii) is, after giving effect to the exercise of the Option (pursuant to which delivery of the Shares subject to the Option from the Minority Shareholders to the Sellers shall take place at a moment in time immediately preceding the delivery of the Shares by the Sellers to the Buyer), the sole legal, record and beneficial owner of the Shares owned by it as set forth in Column 3 of Exhibit A and (iii) has good and valid title to such Shares free and clear of all Encumbrances other than Encumbrances arising under securities Laws.  Such Seller is not a party to any agreement, written or oral, creating rights in respect of any of the Shares for any third Persons or relating to the voting or beneficial ownership of the Shares.  Upon delivery to the Buyer of the documents referred to in Section 2.2 at the Closing, the Buyer’s payment of the Consideration, and the exercise of the Option (pursuant to which delivery of the Shares subject to the Option from the Minority Shareholders to the Sellers shall take place at a moment in time immediately preceding the delivery of the Shares by the Sellers to the Buyer), (x) each Seller will have acquired sole legal, record and beneficial ownership to the Shares set forth in Column 2 of Exhibit A, (y) each Seller will simultaneously have sold such Shares as are set forth in Column 3 of Exhibit A and (z) the Buyer will have acquired good, valid and marketable title to the Shares, free and clear of any Encumbrances other than Encumbrances arising under securities Laws.

Section 3.2                                    Authority.  Each Seller and the Company has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by such Seller and the Company of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by such Seller and the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which such Seller and/or the Company will be a party will have been, duly executed and delivered by such Seller and/or the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Seller and/or the Company will be a party will constitute, the legal, valid and binding obligations of such Seller and the Company, enforceable against such Seller and the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

Section 3.3                                    No Conflict; Required Filings and Consents.

(a)                                 Except as set forth on Section 3.3(a) of the Disclosure Schedule, the execution, delivery and performance by each Seller and the Company of this Agreement and each of the Ancillary Agreements to which such Seller and/or the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the organizational documents of such Seller, if applicable, or the Company, (ii) conflict with or violate any Law applicable to such Seller or the Company, or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of such Seller or the Company under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any property, asset or right of the Company pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, Permit, franchise, instrument, obligation or other Contract to which such Seller or the Company is a party or by which such Seller or the Company or any of their respective properties, assets or rights are bound or affected, except, in case of this clause (iii) for any such conflicts, violations, breaches, defaults or other occurrences that are not, individually or in the aggregate, material to the Company.

(b)                                 Neither any Seller nor the Company is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller or the Company of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby.

Section 3.4                                    Organization and Qualification.

(a)                                 The Company is (i) a private limited company (aksjeselskap), duly organized and validly existing under the laws of Norway and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (ii) duly qualified or licensed as a foreign corporation to do business, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed that, individually or in the aggregate, would not be material to the Company.

(b)                                 The Sellers have heretofore furnished to the Buyer a complete and correct copy of the certificate of registration and articles of association, each as amended to date, of the Company.  Such certificates of registration and articles of association are in full force and effect.  The Company is not in violation of any of the provisions of its certificate of registration or articles of association.  The shareholders’ register of the Company that has been made available for inspection by the Buyer prior to the date hereof is true and complete.

(c)                                  The Company has no Subsidiaries.

Section 3.5                                    Capitalization.

(a)                                 The share capital of the Company is NOK 1,186,050, consisting of 23,721 Shares, each with a nominal value of NOK 50.  The share capital of the Company immediately prior to the exercise of the Option was held beneficially and of record by the Sellers as set forth in Column 1 of Exhibit A and, subject to exercise of the Option, will be held beneficially and of record by the Sellers as set forth in Column 3 of Exhibit A.

(b)                                 Except for the Shares, the Company has not issued or agreed to issue any (a) shares or other equity or ownership interest, (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares or other equity or ownership interests, (c) share appreciation right, phantom share, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Each share or other equity or ownership interest of the Company is duly authorized, validly issued, fully paid and nonassessable.  All of the aforesaid shares or other equity or ownership interests have been issued and delivered by the Company in compliance with all applicable Laws.  There are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued shares or other equity or ownership interests of the Company.  No shares or other equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of registration or articles of association or equivalent organizational documents of the Company or any Contract to which the Company is a party or by which the Company is bound.

Section 3.6                                    Equity Interests.  Other than as set forth in Section 3.6 of the Disclosure Schedule, the Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 3.7                                    Financial Statements; No Undisclosed Liabilities.

(a)                                 True and complete copies of the audited balance sheet of the Company  as at December 31, 2015 and December 31, 2014, and the related audited statements of income, cash flow, retained earnings, shareholders’ equity and changes in financial position of the

Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditor (collectively referred to as the “Financial Statements”) and the unaudited balance sheet of the Company as at May 31, 2016, and the related statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Section 3.7(a) of the Disclosure Schedule.  Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, and further except for the Interim Financial Statements) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)                                 Except as and to the extent adequately accrued or reserved against in the audited balance sheet of the Company as at December 31, 2015 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), the Company has no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by the Accounting Principles to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for liabilities and obligations (i) set forth in the Interim Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet that are not, individually or in the aggregate, material to the Company or (iii) which individually do not exceed NOK 20,000 and, in the aggregate, do not exceed NOK 250,000.

Section 3.8                                    Absence of Certain Changes or Events.  Since the date of the Balance Sheet and except as set forth in Section 3.8 of the Disclosure Schedule: (a) the Company has conducted its business only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, and (c) the Company has not suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 3.9                                    Compliance with Law; Permits.

(a)                                 Except as set forth on Section 3.9(a) of the Disclosure Schedules, the Company is and has been for the past five years in compliance in all material respects with all Laws applicable to it.  None of the Company or any of its executive officers has received during the past five years, nor is there to the knowledge of the Sellers any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company is not in compliance in any material respect with any Law applicable to it.

(b)                                 The Company is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”).  The Company is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened.  No Permit is held in the name of any employee, officer, director, Seller or agent on behalf of the Company.

Section 3.10                             Litigation.  Except as set forth in Section 3.10 of the Disclosure Schedule, there is no Action pending or, to the knowledge of the Sellers, threatened against the Company, or any material property or asset of the Company, or any of the officers of the Company in regards to their actions as such, nor is there any basis for any such Action.  There is no Action pending or, to the knowledge of the Sellers, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of any Governmental Authority relating to the Company, any of its properties or assets, any of its officers or directors or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

Section 3.11                             Employee Benefit Plans.

(a)                                 Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of (i) all employee benefit plans and all bonus, share option, share purchase, restricted share, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company is a party, with respect to which the Company has or could have any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company, and (ii) any Contracts between the Company and any employee, officer or director of the Company, including any Contracts relating in any way to a sale of the Company (collectively, the “Plans”).

(b)                                 Each Plan referred to in Section 3.11(a) is in writing.  The Sellers have caused the Company to furnish to the Buyer a true and complete copy of each such Plan and have delivered to the Buyer a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications and (iii) the most recently prepared actuarial report and financial statement in connection with each such Plan.  The Company has no express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law.

(c)                                  None of the Plans referred to in Section 3.11(a) (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements or (iii) obligates the Company to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.  None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company.

(d)                                 Each Plan is now and for the past five years has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws.  The Company has performed in all material respects all obligations required to be performed by it and is not in any material respect in default under or in violation of any Plan, and to the knowledge of the Company, no other party is in default or violation of any Plan.  No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and no fact or event exists that would give rise to any such Action.

(e)                                  There are no Actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(f)                                   No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.

Section 3.12                             Labor and Employment Matters.

(a)                                 The Company is not a party to any labor or collective bargaining Contract that pertains to employees of the Company.  There are no, and during the past five years have been no, organizing activities or collective bargaining arrangements involving employees of the Company pending or under discussion with any labor organization or similar group of employees.  There is no, and during the past five years there has been no, labor dispute, strike, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company.  The Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract.  There are no pending or, to the knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company.

(b)                                 Except as set forth on Section 3.12(b) of the Disclosure Schedules, the Company is and during the past five years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors.  The Company is not engaged in any unfair labor practice as defined in any applicable Law.  No unfair labor practice or labor charge or complaint of which the Company has received notice is pending or, to the knowledge of the Company, threatened with respect to the Company by any Governmental Authority.

(c)                                  The Company has withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor.

(d)                                 The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  None of the Company or any of its executive officers has received within the past five years any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company and, to the knowledge of the Company, no such investigation is in progress.

Section 3.13                             Title to and Condition of Assets.

(a)                                 Except as set forth on Section 3.13(a) of the Disclosure Schedules, the Company has good and valid title to or a valid leasehold interest in or other valid right to use all of its material assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date thereof, except those sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice.  None of the assets owned or leased by the Company is subject to any Encumbrance, other than (i) liens for Taxes not yet past due or that are being contested in good faith and for which adequate reserves have been established in accordance with the Accounting Principles, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon, (iv) purchase money liens and liens securing rental payments under lease arrangements, (v) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, impair in any material respect the continued ownership, use, operation or value of the assets to which they relate in the business of the Company as currently conducted and (vi) liens or encumbrances set forth in Section 3.13(a) of the Disclosure Schedule (collectively, “Permitted Encumbrances”).

(b)                                 All tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate in all material respects for the uses to which they are being put.

Section 3.14                             Real Property.

(a)                                 Section 3.14(a) of the Disclosure Schedule sets forth a true and complete list of all Leased Real Property.  The Company has good and marketable leasehold title to all Leased Real Property free and clear of all Encumbrances except Permitted Encumbrances.  No parcel of Leased Real Property is subject to any governmental decree or order of which the Company has received written notice to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or, to the knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party thereto. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.

(b)                                 There are no contractual or legal restrictions that preclude or materially restrict the ability to use any Leased Real Property by the Company for the current use of such Leased Real Property.  There are no material latent defects or material adverse physical conditions affecting the Leased Real Property.  All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained in all material respects and are in good operating condition and repair, ordinary wear and tear excepted, and are adequate in all material respects for the requirements of the business of the Company as currently conducted.

(c)                                  The Company does not own and, in the 10 years prior to the date hereof, has not owned any real property.

Section 3.15                             Intellectual Property.

(a)                                 Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of all registered and material unregistered Marks and Designs including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company, identifying for each whether it is owned by or exclusively licensed to the Company.

(b)                                 Except as set forth on Section 3.15(b) of the Disclosure Schedules, no registered Mark identified in Section 3.15(a) of the Disclosure Schedule has during the past five years been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Company, no such proceeding is or has been during the past five years threatened with respect to any of such Marks.  No Design identified in Section 3.15(a) of the Disclosure Schedule has during the past five years been or is now involved in any interference, reissue or reexamination proceeding and, to the knowledge of the Company, no such proceeding is or has during the past five years been threatened with respect thereto any of such Designs.

(c)                                  The Company exclusively owns, free and clear of any and all Encumbrances other than Permitted Encumbrances, all Intellectual Property identified in Section 3.15(a) of the Disclosure Schedule and all other material Intellectual Property used in the Company’s business other than Intellectual Property that is licensed to the Company by a third-party licensor pursuant to a written license agreement that remains in effect.  The Company has not received any written notice or claim challenging the Company’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company does not so own any of such Intellectual Property.

(d)                                 The Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company.  All current and former employees, consultants and contractors of the Company have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms.

(e)                                  All registered Marks and Designs identified in Section 3.15(a) of the Disclosure Schedule (“Company Registered IP”) are valid and subsisting and the Company has not, during the past five years, received any written notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP.  The Company has not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)                                   Except as set forth on Section 3.15(f) of the Disclosure Schedules, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company, and all of the other activities or operations of the Company during the past five years have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and the Company nor has not received any written notice or claim during the past five years asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Company, is there a reasonable basis therefor.  No Intellectual Property owned by or licensed to the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company.  To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company.  The Company has not transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property.

Section 3.16                             Taxes.  Except as set forth on Section 3.16 of the Disclosure Schedules, the Company has filed, on a timely basis, all Tax Returns which are required to be filed by it.  All Taxes due and owing by the Company, whether or not shown or required to be shown on any Tax Return, have been timely and fully paid or properly accrued.  All Tax Returns that the Company has filed are true, complete and accurate in all material respects.  All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or other Person have been fully and timely paid or properly accrued, and the Company has complied with all reporting and recordkeeping requirements relating to such Taxes.  The Company has complied with all applicable Laws pertaining to Taxes.  No deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any taxing authority against the Company, other than any such deficiency or proposed adjustment which has been fully paid or otherwise completely resolved.  The Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is still in effect.  There are no ongoing or pending Tax audits or other Tax proceedings by any taxing authority against the Company.  The Company is not a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement.  No claim has been made during the past five years by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.  There are no Encumbrances with respect to Taxes upon any asset of the Company other than statutory liens for current Taxes not yet due and payable or Taxes that are being contested in good faith and for which appropriate reserves have been established in accordance with the Accounting Principles.  The Company has never made any election with any United States tax authority with respect to the classification of the Company as a corporation or partnership (or other tax classification) for United States federal income tax purposes.

Section 3.17                             Environmental Matters.

(a)                                 The Company is and has been for the past five years in compliance in all material respects with all applicable Environmental Laws.  None of the Company or any of its executive officers has received during the past five years any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b)                                 No Hazardous Substances are or have been present, and there is and has been no release or threatened release of Hazardous Substances nor any Remediation or corrective action of any kind relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) (i) owned, leased or operated by or for the Company or any predecessor company at the time of such contamination, release or Remediation, (ii) to which the Company has sent any Hazardous Substances or (iii) with respect to which the Company may be liable.  No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property owned, leased or operated by or for the Company or any predecessor company, or for which the Company is or may be liable.

(c)                                  There is no pending investigation of which the Company has received written notice or, to the knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of the Company, threatened Action with respect to the Company relating to Hazardous Substances or otherwise under any Environmental Law.

(d)                                 The Company holds all material Permits required under Environmental Law and is and has for the past five years been in compliance in all material respects with the terms thereof.  The Company has provided to the Buyer all environmental audits and environmental reports in its possession, or to which it has reasonable access, addressing each parcel of real property owned, operated or leased by the Company during the past five years or at which, to the knowledge of the Company, the Company may have liability under any Environmental Law.

Section 3.18                             Material Contracts.

(a)                                 Except as set forth in Section 3.18(a) of the Disclosure Schedule, the Company is not a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Section 3.18(a) of the Disclosure Schedule being “Material Contracts”):

(i)                                     any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract other than purchase orders issued in the ordinary course of business consistent with past practice;

(ii)                                  any Contract relating to or evidencing indebtedness for borrowed money;

(iii)                               any Contract pursuant to which the Company has made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keep-well agreements;

(iv)                              any Contract with any Governmental Authority;

(v)                                 any Contract with any Related Party of the Company;

(vi)                              any employment or consulting Contract;

(vii)                           any Contract that limits, or purports to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii)                        any Contract pursuant to which the Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company), any real property or any tangible personal property and involving, in the case of tangible personal property, annual payments by or to the Company in excess of NOK 25,000;

(ix)                              any Contract for the license of Intellectual Property by the Company from a third party (other than “off-the-shelf” licenses) or for the license of Intellectual Property owned by the Company to any third party (other than implied licenses resulting from sales of products by the Company in the ordinary course of business);

(x)                                 any joint venture or partnership, merger, asset or share purchase or divestiture Contract relating to the Company; and

(xi)                              any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of NOK 100,000 on an annual basis or in excess of NOK 250,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company.

(b)                                 Each Material Contract is a legal, valid, binding and enforceable agreement (subject to the Enforceability Exceptions) and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date.  None of the Company or, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company received any written claim of any such breach, violation or default that has not been resolved.  The Sellers have caused the Company to deliver or make available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.19                             Affiliate Interests and Transactions.

(a)                                 Except as set forth in Section 3.19(a) of the Disclosure Schedule, no Related Party of the Company (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or its business, (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the business of the Company, or (iii) has or has had any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than (x) business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms, (y) employment relationships with any Related Parties who are also employees of the Company or (z) former business dealings, transactions or ownership interests with respect to which the Company does not have any continuing liabilities or obligations.

(b)                                 Except as set forth in Section 3.19(b) of the Disclosure Schedule, there are no Contracts by and between the Company and any Related Party of the Company pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c)                                  Except as set forth in Section 3.19(c) of the Disclosure Schedule, there are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company, other than liabilities or obligations arising out of or related to the employment of any Related Parties who are also employees of the Company.  Since January 1, 2015, the Company has not incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)                                 Since December 31, 2015, the Company has not resolved or made any distribution on the Shares.

Section 3.20                             Insurance.  Section 3.20 of the Disclosure Schedule sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company, together with the carriers and liability limits for each such policy.  All such policies are in full force and effect and no application therefor included a material misstatement or omission.  All premiums with respect thereto have been paid to the extent due.  The Company has not received written notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  No claim currently is pending under any such policy involving an amount in excess of NOK 50,000.

Section 3.21                             Privacy and Security.

(a)                                 The Company complies (and requires and monitors the compliance of applicable third parties) in all material respects with all applicable Laws, reputable industry practice, standards, self-governing rules and policies and its own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (“Privacy Laws”) with respect to (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s websites, suppliers, clients and distributors), whether any of same is accessed or used by the Company or any of its business partners, (ii) non-personally identifiable information (including such Personal Information of visitors who use the Company’s websites, suppliers, clients and distributors), whether any of same is accessed or used by the Company or any of its business partners, (iii) spyware and adware, (iv) the procurement or placement of advertising from or with reputable Persons and websites, (v) the use of internet searches associated with or using particular words or terms, (vi) the sending of solicited or unsolicited electronic mail messages and (vii) privacy generally.  The Company posts all policies with respect to the matters set forth in this Section 3.21(a) on its websites in conformance with Privacy Laws.

(b)                                 (i) To the knowledge of the Company, the advertisers and other Persons with which the Company has contractual relationships have not materially breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including Privacy Laws regarding spyware and adware), (ii) the Company does not serve advertisements into advertising inventory created by downloadable software that launches without a user’s express activation and (iii) the Company has not received (and does not have knowledge of) a material volume of consumer complaints relative to software downloads that resulted in the installation of any of the Company’s tracking technologies.

(c)                                  Except as set forth on Section 3.21(c) of the Disclosure Schedules, the Company takes reasonable steps to protect the operation, confidentiality, integrity and security of its software, systems and websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.  Without limiting the generality of the foregoing, the Company (i) uses adequate-strength encryption technology of at least 128-bit and (ii) has implemented a comprehensive security plan that (A) identifies internal and external risks to the security of the Company’s confidential information and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks.

Section 3.22                             Customers and Suppliers.

(a)                                 Section 3.22(a) of the Disclosure Schedule sets forth a true and complete list of (i) the top 10 customers of the Company during the 12 months ended December 31, 2015 and during the 5 months ended May 31, 2016, (ii) the amount for which each such customer was invoiced during such period, and (iii) the percentage of the total sales of the Company represented by sales to each such customer during such period.  Except as set forth in Section 3.22(a) of the Disclosure Schedule, since January 1, 2015, the Company has not received any written notice nor have the Sellers otherwise acquired knowledge that any of such customer (A) has ceased or substantially reduced, or will cease or substantially reduce, use of the products of the Company (other than decreases reflected in the Financial Statements or the Interim Financial Statements) or (B) has sought, or is seeking, to reduce the price it will pay for the products of the Company (other than ordinary course of business pricing negotiations).  None of such customers has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(b)                                 Section 3.22(b) of the Disclosure Schedule sets forth a true and complete list of (i) the top 2 suppliers of the Company during the 12 months ended December 31, 2015 and during the 5 months ended May 31, 2016 and (ii) the amount for which each such supplier invoiced the Company during such period.  Since January 1, 2015, the Company has not received any written notice nor has the Company otherwise acquired knowledge that there has been any material adverse change in the price of such supplies or services provided by any such supplier (other than price increases reflected in the Financial Statements or the Interim Financial Statements), or than any such supplier will not sell supplies or services to the Company at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company, subject to general and customary price increases.  No such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.23                             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers, the Sellers’ Representative, the Company or any of their respective Affiliates.

Section 3.24                             Data Room Documents Referenced in Disclosure Schedules Correct Copies of Originals.  The documents referred to in the Disclosure Schedules as contained in the data room made available by the Company to the Buyer, a machine-readable copy of which has been delivered by the Company to the Buyer along with a .pdf form copy of the index of the contents of the data room, are true copies of the originals.

Section 3.25                             Securities Matters.

(a)                                 Each Seller is financially able to hold the Consideration Shares received by such Seller for long-term investment and to suffer a complete loss of such Seller’s investment in that portion of the Consideration Shares received by such Seller hereunder.  The Consideration Shares received by each such Seller hereunder are being obtained by each such respective Seller for his, her or its own account for investment purposes, and not with a view to any distribution thereof in violation of any applicable securities Laws.  Each Seller has had the opportunity to ask questions of Parent and its officers and employees and to receive to such Seller’s satisfaction such information about the business and financial condition of Parent as such Seller considers necessary or appropriate for deciding whether to acquire the Consideration Shares, and such Seller is fully capable of understanding and evaluating the risks associated with the ownership of the Consideration Shares received by such Seller hereunder.

(b)                                 Each Seller receiving any Consideration Shares hereunder has conducted his, her or its own diligence investigation with respect to the merits and risks associated with his, her or its investment in the Consideration Shares to be received by such Seller hereunder.  Notwithstanding that representatives of Parent may have provided information to such Seller, such Seller is not relying on, and has not relied on, any representation by Parent or any Affiliate or Representative of Parent with respect to any aspect of the business or prospects of Parent or its Subsidiaries, other than the representations and warranties of Parent hereunder.

(c)                                  Each Seller understands and acknowledges that the Consideration Shares received by such Seller hereunder are “restricted securities” under the United States federal securities Laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the applicable United States securities Laws only in certain limited circumstances.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND
THE BUYER

Parent and the Buyer hereby, jointly and severally, represent and warrant to the Sellers as follows:

Section 4.1                                    Organization and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and the Buyer has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, in each jurisdiction where the character of properties and assets occupied, owned or operated by it or the nature of its business makes such qualification nor licensing necessary, except for any failures to be so qualified or licensed that are not, individually or in the aggregate, material to Parent and its Subsidiaries taken as whole.  The copies of Parent’s certificate of incorporation and bylaws, each as amended, that are incorporated by reference into the Parent SEC Documents are complete and correct copies thereof as in effect on the date hereof.

Section 4.2                                    Authority.  Each of Parent and the Buyer has full corporate or limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of Parent and the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each of Parent and the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which each of Parent and the Buyer will be a party will have been, duly executed and delivered by Parent and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which each of Parent and the Buyer will be a party will constitute, the legal, valid and binding obligations of Parent or the Buyer, as applicable, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3                                    No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance by each of Parent and the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or other organization documents of Parent or the Buyer, (ii) conflict with or violate any Law applicable to Parent or the Buyer, or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Parent or the Buyer is a party, except, in case of the foregoing clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that are not, individually or in the aggregate, material to Parent or Buyer and that do not, individually or in the aggregate, materially impair the ability of Parent or the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement.

(b)                                 Neither Parent nor the Buyer is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Parent or the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby.

Section 4.4                                    Parent SEC Documents(a)  .  Parent has filed with and furnished to the SEC all Parent SEC Documents required to be filed by it since July 1, 2015 (collectively, the “Parent Reports”). As of the respective effective dates (in the case of Parent Reports that are registration statements filed pursuant to the requirements of applicable securities Laws) and as of their respective SEC filing dates (in the case of all other Parent Reports), and, if amended, as of the date of the last such amendment, the Parent Reports complied as to form in all material respects with the requirements of the securities Laws applicable to such Parent Reports, and none of the Parent Reports as of such respective dates and, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such non-compliance with the securities Laws, untrue statement of a material fact or omission of a statement of a material fact that would not have or reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.5                                    Financing.                                        Parent and the Buyer have sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it will be a party.

Section 4.6                                    Parent Issuance of Consideration Shares and Warrants.

(a)                                 The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 5,000,000 shares of preferred stock, par value $0.10 per share, designated as “Series A Convertible Preferred Stock” (“Parent Preferred Stock”).  Immediately preceding the Closing, (i) 12,379,716 shares of Parent Common Stock were issued and outstanding, (ii) 3,560 shares of Parent Common Stock were held in a segregated brokerage account and treated by the Company as treasury stock and (iii) 50,000 shares of Parent Preferred Stock were issued and outstanding.

(b)                                 Except as set forth in Section 4.6(a), as disclosed in the Parent SEC Documents or in connection with the grant of equity awards to employees, directors or other service providers of Parent, as of the date of this Agreement, neither Parent nor its Subsidiaries has issued or agreed to issue any (i) shares or other equity or ownership interest, (ii) option, warrant (other than (x) any warrants issued by Parent in connection with financing the transactions contemplated by this Agreement and (y) any Warrants issued pursuant to this Agreement) or interest convertible into or exchangeable or exercisable for the purchase of shares or other equity or ownership interests, (iii) share appreciation right, phantom share, interest in the ownership or earnings of the Company or other equity equivalent or equity based award or right or (iii) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

(c)                                  The Consideration Shares being delivered by Parent to the Sellers hereunder are and shall be duly authorized and validly issued, fully paid, nonassessable and owned of record and beneficially by such Sellers free of all Encumbrances, other than under applicable securities Laws and as created by such recipient Seller.  The Warrants being delivered by Parent to the Sellers hereunder are duly authorized and validly issued and upon issuance to the Sellers shall be owned of record and beneficially by such Sellers free of all Encumbrances, other than under applicable securities Laws and as created by such recipient Seller, and all shares of Parent Common Stock that will be issued upon exercise of the Warrants shall be duly authorized and validly issued, fully paid, nonassessable and owned of record and beneficially by such Sellers free of all Encumbrances, other than under applicable securities Laws and as created by such recipient Seller.  Assuming the accuracy of the representations and warranties as set forth in Section 3.25, the Consideration Shares and the Warrants will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto.  Subject to restrictions provided under applicable Law and as created by such recipient Seller, each Seller will receive good and marketable title to that portion of the Consideration Shares and the Warrants to be received by such Seller hereunder.

Section 4.7                                    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, the Buyer or their Affiliates.

Section 4.8                                    Investment Intent.  The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of applicable securities Laws. The Buyer understands and acknowledges that the Shares received by the Buyer hereunder have not been registered under the applicable securities Laws and that, under such Laws and applicable regulations, the Shares may be resold without registration under the applicable United States securities Laws only in certain limited circumstances.

Section 4.9                                    No Other Representations or Warranties.  In entering this Agreement, Parent and the Buyer have relied upon the representations and warranties of the Sellers expressly set forth in this Agreement, and Parent and the Buyer acknowledge that, other than as set forth in this Agreement, neither the Company, nor any of its respective directors, officers, employees, Affiliates, equityholders, agents or representatives is making or has made, nor are Parent and the Buyer relying on, any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Parent, the Buyer or any of their agents, representatives, lenders, or Affiliates prior to or in connection with the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flow (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Parent, the Buyer or any of their agents, representatives, lenders or Affiliates; provided, that nothing herein shall limit any claim against any Seller for fraud by such Seller.

ARTICLE V
COVENANTS

Section 5.1                                    Public Announcements.  No press release or public announcement related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall be issued or made by any party hereto or its Representatives without the prior written approval of Parent and the Sellers’ Representative; provided, however, that each party hereto may make any press release, announcement or publication which, in the reasonable opinion of counsel, is required by applicable Law or listing requirement, in which case each of Parent and the Sellers’ Representative shall use commercially reasonable efforts to the extent practicable to afford the Sellers’ Representative or Parent, as applicable, a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication.

Section 5.2                                    Further Assurances.  From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.3                                    Confidentiality.  From and after the date hereof for a period of five years, the Sellers’ Representative and each Seller shall and shall cause their respective Affiliates and representatives to keep confidential all non-public information regarding Parent, the Buyer, the Company, and their respective Affiliates and the terms of this Agreement, except to the extent required by applicable Law or for financial reporting purposes and except that the Sellers may disclose such information to their respective shareholders, general and limited partners, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract or duty to keep such information confidential).

Section 5.4                                    Documents and Information.  After the Closing Date, Parent and the Buyer shall, and shall cause the Company to, until the seventh anniversary of the Closing Date or otherwise in accordance with Parent’s document retention policies, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by each Seller (at such Seller’s expense) during normal business hours, upon reasonable request and upon reasonable notice.

Section 5.5                                    Listing.  Parent shall (a) prepare and file as soon as reasonably practicable with NASDAQ a listing of additional shares form covering all of the Consideration Shares and Warrants and (b) use commercially reasonable efforts to obtain the listing of the Consideration Shares and Warrants on NASDAQ.  As promptly as practicable following any exercise of the Warrants, Parent shall prepare and file with NASDAQ any requisite listing of additional shares form covering all of the shares of Parent Common Stock issued upon the exercise of such Warrants and use commercially reasonable efforts to obtain the listing of such shares of Parent Common Stock on NASDAQ.

Section 5.6                                    Registration Rights.  If, at any time following the date of this Agreement, Parent proposes or is required to register any of its equity securities under the Securities Act of 1933, as amended on a registration statement on Form S-1 or Form S-3 (other than pursuant to registrations on such form or similar form(s) solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan) or an equivalent general registration form then in effect, whether or not for its own account, Parent shall give prompt written notice of its intention to do so to the Sellers.  Upon the written request of the Sellers, made within 15 days following the receipt of any such written notice (which request shall specify the maximum amount of Parent Common Stock intended to be disposed of by the Sellers and the intended method of distribution thereof), Parent shall use commercially reasonable efforts to cause all such Parent Common Stock (including, for the avoidance of doubt, any Parent Common

Stock issued upon exercise of the Warrants) to be included in the registration statement with the securities that Parent at the time proposes to register to permit the sale or other disposition by the Sellers in accordance with the intended method of distribution thereof of the Parent Common Stock to be so registered.  Parent shall have the right to withdraw any proposed registration at any time and for any reason.  The Sellers shall reimburse Parent for any portion of any underwriting or other fees attributable to the registration of its Parent Common Stock and shall indemnify Parent for any costs, expenses, or liabilities associated with any registration under this Section 5.6 of such Parent Common Stock. The registration rights provided pursuant to this Section 5.6 shall be assignable to any Minority Shareholder who acquires Consideration Shares and/or Warrants directly from one or more Sellers.  Each of the TCP Parties agrees that it will take such actions as are reasonably necessary to give effect to the registration rights of the Sellers provided in this Section 5.6, including by agreeing to cutbacks with respect to its registration rights pursuant to that certain Registration Rights Agreement, dated as of January 28, 2016, by and among Parent, the TCP Parties and the other shareholders of Parent party thereto as necessary to allow Sellers to participate in any registered offering in which any of the TCP Parties are selling shares in proportion (as nearly as practicable) to the number of shares sought to be registered by Sellers relative to the TCP Parties.

Section 5.7                                    Release of Pre-Closing Directors and Officers.  Parent and the Buyer acknowledge that the shareholders’ meeting of the Company has adopted a resolution to release of claims for the benefit of each individual who served as a director or officer of the Company prior to Closing in the form attached to the Disclosure Schedule.

ARTICLE VI
INDEMNIFICATION

Section 6.1                                    Survival.  The representations and warranties of the Sellers, Parent and the Buyer contained in this Agreement shall survive the Closing until the 12 month anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.1 relating to title to Shares, Section 3.2 and Section 4.2 relating to authority, Section 3.4 and Section 4.1 relating to organization and existence, Section 3.5 relating to capitalization and Section 3.23 and Section 4.6 relating to broker’s fees and finder’s fees (the Sections named in this Section 7.1 are collectively referred to herein as the “Fundamental Representations”) shall survive (subject to the limitations set forth in Section 6.4) until the sixth anniversary of Closing, (ii) the representations and warranties set forth in Section 3.16 relating to Taxes and claims for indemnification with respect to Seller Taxes pursuant to Section 6.2(c) shall survive (subject to the limitations set forth in Section 6.4) until the close of business on the 60th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) and (iii) claims for indemnification pursuant to Section 6.2(e) shall survive until December 31, 2021; provided, that nothing herein shall limit any claim for fraud against a party hereto.  The respective covenants and agreements of the Sellers, Parent and the Buyer contained in this Agreement and any Ancillary Agreement shall survive the Closing until fully performed in accordance with the terms thereof.  No party shall be entitled to indemnification under this Agreement with respect to any matter unless a Claim Notice is validly delivered in accordance with Section 6.3 prior to expiration of the applicable survival period set forth in this Section 6.1.  The parties hereto agree that the time periods set forth in this Section 6.1 are, to the extent provided herein, in lieu of the statute of limitations otherwise applicable to claims under this Agreement pursuant to applicable Law.

Section 6.2                                    Indemnification by the Sellers.  From and after the Closing Date, each of the Sellers shall, subject to the limitations set forth in Section 6.4, severally and not jointly, save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Company) and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable and documented attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                                 any breach of any representation or warranty made by the Sellers contained in this Agreement;

(b)                                 any breach of any covenant or agreement by the Sellers contained in this Agreement;

(c)                                  any Seller Taxes;

(d)                                 any claim or amounts due to any Person in connection with the Closing pursuant to any written or oral agreement with the Company, any Law or otherwise based upon any allocation of payments made by the Sellers’ Representative to the Sellers of the amounts to be paid under this Agreement, including pursuant to Section 2.2 or out of the Indemnity Escrow Fund; and

(e)                                  any amounts payable by the Company pursuant to that certain agreement between the Company and Anders Sverdrup Dahl, dated as of July 15, 2016, net of any Tax benefit to the Company resulting from such payment, up to a maximum aggregate amount of NOK 1,000,000.

Section 6.3                                    Procedures.

(a)                                 A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)                                 The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the

Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of and to settle such Third Party Claim, the Indemnified Party shall have the sole right to assume the defense of such Third Party Claim.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest.

(c)                                  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder.

(d)                                 If the Indemnifying Party does not assume the defense of any Third Party Claim, the Indemnifying Party shall, at the Indemnifying Party’s expense, be entitled to participate with the Indemnified Party in the defense the Third Party Claim, and the Indemnified Party shall use commercially reasonable efforts make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party.  If the Indemnifying Party does not assume the defense of any Third Party Claim, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim.

(e)                                  An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the

Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(f)                                   An indemnifying Party shall have a period of 45 Business Days from the date such Indemnifying Party received written notice of a Direct Claim to dispute the Direct Claim or seek to remedy the basis for the Direct Claim.  If a Direct Claim is subject to indemnification pursuant to the terms of this Agreement and the Indemnifying Party is unable to remedy the Direct Claim to the reasonable satisfaction of the Indemnifying Party, the indemnification required hereunder, subject to the express limitations of this Article VI, shall be made by release of funds from the Indemnity Escrow Fund (to the extent of any amounts then held in the Indemnity Escrow Fund, if applicable, that are available for satisfaction of such Direct Claim) or the Indemnifying Party (to the extent of any amounts not then held in the Indemnity Escrow Fund, if applicable, that are available for satisfaction of such Direct Claim) of the amount of actual Losses in connection therewith, within five Business Days of the date when the remedy period set forth in this Section 6.3(f) has expired or, if later, the date on which a disputed Direct Claim is finally resolved.

Section 6.4                                    Limits on Indemnification.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement: (i) the Sellers shall not be liable (including, for the avoidance of doubt, through release to Buyer of all or any part of the Indemnity Escrow Amount) for any claim for indemnification pursuant to Section 6.2(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Sellers equals or exceeds USD $100,000, in which case the Sellers shall be liable only for the amount of Losses in excess thereof; provided, that this clause (i) shall not apply to Losses arising out of or relating to the inaccuracy or breach of Section 3.16 relating to Taxes, any Fundamental Representation or in the event of fraud by a Seller (which claim may be brought solely against the Seller who committed such fraud); (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Sellers (including, for the avoidance of doubt, through release to Buyer of all or any part of the Indemnity Escrow Amount) for Losses arising out of or relating to indemnification claims (x) under Section 6.2(a) or Section 6.2(c) shall be NOK 1,750,000 and (y) under Section 6.2(e) shall be NOK 1,000,000; provided, that this clause (ii) shall not limit any claim for fraud by a Seller (which claim may be brought solely against the Seller who committed such fraud); and (iii) any claim for indemnification pursuant to Section 6.2(b) shall be brought solely against the Seller or Sellers who breached the applicable covenant or agreement giving rise to such indemnification claim.

(b)                                 The Sellers’ liability for an indemnifiable Loss shall be several and not joint.  Each Seller shall only be liable for a fraction of the total Loss for which the Sellers are liable to compensate the Buyer under the terms of this Agreement where the numerator of such fraction shall be equal to the portion of the Consideration received by such Seller and the denominator shall be equal to the total Consideration.  Notwithstanding the foregoing, in the event an indemnifiable Loss hereunder is the result of a breach of any representation that is made by or relates to an individual Seller (and not to all Sellers generally or to the Company), the recourse of the applicable Indemnified Party under this Agreement shall be limited to the then-

remaining portion of the Indemnity Escrow Fund that is distributable to such breaching Seller and, if applicable, recourse directly against such breaching Seller, and no other Sellers shall be subject to any liability (whether directly or against their respective portions of the Indemnity Escrow Fund) with respect to such Loss.

(c)                                  The Sellers total liability under this Agreement in the aggregate shall in no event exceed an amount equal to the Consideration, and each individual Seller’s respective liability under this Agreement shall in no event exceed an amount equal to the portion of the Consideration received by such Seller.

(d)                                 For the avoidance of doubt, the Sellers shall not be liable for any Loss if and to the extent that such Loss results solely from Parent being a publicly-listed company (such as, but not limited to, in relation to claims by the investors or shareholders of Parent).

(e)                                  None of the parties hereto shall be liable for any special or punitive damages, except to the extent actually paid to a third party.

(f)                                   The amount of any and all Losses under this Article VI shall be determined net of (i) any Tax benefit actually received by the applicable Indemnified Party in connection with the accrual, incurrence or payment of any such Losses (limited to any Tax benefit arising in the year of the Loss and determined after taking into account the Tax effect of receiving an indemnity payment for such Loss hereunder) and (ii) any insurance or other third party recoveries actually received by the Indemnified Party in connection with the facts giving rise to the right of indemnification.

(g)                                  No Loss shall be deemed to have been suffered by reason of a breach of Section 3.16 (Taxes) for incremental taxes (excluding penalties and interest for late payment) caused by incremental profits made by the Company compared to those assumed in the Agreed Closing Statement.

(h)                                 No party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

Section 6.5                                    Remedies Not Affected by Investigation, Disclosure or Knowledge.  The Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Buyer or any of its Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

Section 6.6                                    R&W Insurance Policy; Indemnity Escrow Fund.  All claims against the Sellers pursuant to this Agreement shall first be paid and satisfied from the cash recovered by the Buyer under the R&W Insurance Policy and/or the Indemnity Escrow Fund, and only secondarily from the Sellers if permitted pursuant to Section 6.7.  The Buyer hereby agrees that it shall first seek a remedy from the R&W Insurance Policy and/or the Indemnity Escrow Fund, to the extent of the amount then held in the Indemnity Escrow Fund, with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from the Sellers if permitted pursuant to Section 6.7.  In addition, it is the intention of the Buyer and the

Sellers that, except in the case of (x) fraud by a Seller (which will give rise to a claim solely against the Seller who committed such fraud) or (y) any breach of a post-Closing covenant or agreement contained in this Agreement by a Seller (which will give rise to a claim solely against such breaching Seller), the Indemnity Escrow Fund and the R&W Insurance Policy shall serve as the sole source of recovery in respect of the Buyer’s rights to indemnification.

Section 6.7                                    Exclusive Remedy.  Except for (i) claims for specific performance under Section 7.11(e) to enforce post-Closing covenants of the Sellers and claims for any breach of a post-Closing covenant by a Seller (which may be brought only against such breaching Seller), (ii) claims for fraud by a Seller (which may be brought solely against the Seller who committed such fraud) and (iii) claims pursuant to the terms of any Ancillary Agreement, each of Parent and the Buyer agrees, for and on behalf of itself and its respective Affiliates, Representatives, direct and indirect equityholders and any other Persons claiming by or through any of the foregoing, that the sole recourse against Sellers and their Affiliates, Representatives and direct and indirect equityholders for any breach of this Agreement is the right to indemnification in accordance with (and subject to the limitations set forth in) this Article VI, and each of Parent and the Buyer hereby expressly waives, disclaims and releases all other rights, claims and remedies (whether arising in contract, tort, law or equity) against Sellers arising out of or related to any breach or alleged breach of this Agreement or any representation or warranty made or alleged to have been made in connection with the transactions contemplated by this Agreement, or as an inducement to enter into this Agreement.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1                                    Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by the Sellers’ Representative, on behalf of the Sellers, and the Buyer.

Section 7.2                                    Waiver.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 7.3                                    Sellers’ Representative.

(a)                                 Each of the Sellers hereby appoints and constitutes the Sellers’ Representative as such person’s true and lawful attorney with full power and authority in each Seller’s name and on each Seller’s behalf to do, execute and perform any and all of the following acts, deeds and things:

(i)                                     to negotiate, agree, sign, execute and deliver any amendments or supplements to and to grant any waivers and consents under this Agreement and any Ancillary Agreements;

(ii)                                  to receive and submit all notices, instructions and other communications required or permitted to be given to or by such Person under this Agreement and any Ancillary Agreements, including without limitation all notices under Section 7.5;

(iii)                               to give any confirmations and certificates required or permitted to be given by the Sellers under this Agreement;

(iv)                              to defend, compromise or settle any claims made by Parent or the Buyer under this Agreement and any other claims made against the Sellers pursuant to this Agreement (including claims by an Indemnified Party pursuant to Section 6.2);

(v)                                 to engage legal counsel to represent such person in connection with any matter arising under this Agreement and any Ancillary Agreements; and

(vi)                              to take any other action required or permitted to be taken by any of the Sellers under this Agreement or any Ancillary Agreement.

(b)                                 Each Seller shall be bound by all actions taken and documents executed by the Sellers’ Representative pursuant to this Section 7.3, and the Buyer shall be entitled to conclusively rely on any action or decision of the Sellers’ Representative without further actions or consulting the Sellers.

(c)                                  The Sellers’ Representative shall incur no liability towards the Sellers for any action taken by it, or any omission to take action, in good faith and in accordance with this Section 7.3, and shall be indemnified by the Sellers from and against any losses incurred by it in the performance of its duties as such in the absence of gross negligence or willful misconduct on the part of the Sellers’ Representative.

(d)                                 In the event the Sellers’ Representative is unable or unwilling to act as the Sellers’ Representative, then the Sellers shall jointly appoint another person to act as the Sellers’ Representative, and notify the Buyer in writing of such appointment.  Any change of the Sellers’ Representative shall be effective from the time when the Buyer receives written notice of such change from the Sellers’ Representative or the Sellers (as the case may be).

Section 7.4                                    Costs and Expenses.  Except for the Transaction Expenses, the parties shall cover their respective costs and expenses in connection with this Agreement and the completion of the transactions contemplated hereby, including professional fees and costs of legal and financial advisors, accountants and other advisers.

Section 7.5                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by e-mail (with an electronic record of e-mail transmission), (ii) on the date that is one Business Day after the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the date that is five Business Days after the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                 if to the Sellers’ Representative, to:

Øystein Alexander Eskeland
c/o Escobar Invest AS
Tennisveien 22, N-0777
Oslo, Norway
E-mail: alex@swims.com

and

Atle Søvik
c/o Verdane Capital AS
Hieronymus Heyerdahls gate 1, N-0160
Oslo, Norway
E-mail: atle.sovik@verdanecapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York  10022
Attention: Michael Weisser, P.C. and Sarah Stasny
E-mail: michael.weisser@kirkland.com

sarah.stasny@kirkland.com

(b)                                 if to Parent or the Buyer, to:

Differential Brands Group Inc.
1231 South Gerhart Avenue
Commerce, California  90022
Attention: Andrew R. Tarshis
E-mail: atarshis@tengramcapital.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York  10166-0193
Attention: Barbara L. Becker
E-mail: bbecker@gibsondunn.com

(c)                                  if to any Seller, to the address set forth in Exhibit A.

Section 7.6                                    Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 7.7                                    Entire Agreement.  This Agreement (including the Exhibits and Disclosure Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 7.8                                    No Third-Party Beneficiaries.  Except as provided in Article VI, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 7.9                                    Waiver of Claims; Release.

(a)                                 Without limiting the applicability or scope of Article VI, Parent, the Buyer and the Sellers shall not make, and they shall procure that none of their respective successors or assigns, if any, or the Company make, any claim against any current or former director of the board of the Company or any other employees, advisors or other representatives of any of the Company relating to such Person’s actions or omissions before Closing.

(b)                                 All claims or causes of action (whether in contract, tort, law or equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto.  No Non-Party Affiliate shall have any liability (whether in contract, tort, law or equity, or based upon any theory that seeks to impose liability of a party hereto against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each party hereto for itself and for and on behalf of all its Non-Party Affiliates, waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates of the other parties hereto.

(c)                                  As a material inducement to Parent and the Buyer to enter into this Agreement, effective as of the Closing, each Seller fully releases and discharges the Company and its current and former direct and indirect equityholders, directors, managers, officers, employees, assigns, successors and Affiliates of and funds associated with each of the foregoing, with respect to and from any and all Losses, claims, demands, rights, Encumbrances, contracts, covenants or proceedings in their capacity as a stockholder of the Company, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Seller now owns or holds or has at any time owned or held against such Persons at any time, or related to any matter, prior to the Closing, and covenants not to sue with respect to any of the foregoing.  It is the intention of each Seller that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified.  In furtherance of this intention, each Seller hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon it by the provisions of any Law and expressly consent that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified.

Section 7.10                             Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

Section 7.11                             Jurisdiction; Specific Performance.

(a)                                 Any controversy, claim or dispute between the parties arising from or in connection with this Agreement or any Ancillary Agreement, including but not limited to the existence, validity, intent, interpretation, performance, enforcement or arbitrability of any of the terms contained herein or therein shall be submitted for final resolution to arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC” and “ICC Rules”) before an arbitration tribunal consisting of three arbitrators.  The Buyer, on the one hand, and the Sellers’ Representative, on the other hand, shall each appoint one arbitrator pursuant to the ICC Rules, and the third arbitrator, who shall serve as chairman of the arbitration tribunal, shall be appointed by the two arbitrators so chosen within 30 days of confirmation of their appointment.  The place of arbitration shall be in London, England, and all arbitration proceedings shall be conducted in the English language.  The costs of arbitration shall be apportioned by the tribunal in the arbitration award.

(b)                                 By agreeing to ICC arbitration, the parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure or from enforcing the terms of any legal or equitable arbitration award, including any award for specific performance.  A request for such provisional remedy or interim or conservatory measure by a party to a court shall not be deemed a waiver of the agreement to ICC arbitration.  A request for such provisional remedy or interim or conservatory measure by a party to an Emergency Arbitrator procedure pursuant to the Rules shall not be deemed a waiver of the agreement to allow a court of competent jurisdiction to issue provisional remedies or interim or conservatory measures.

(c)                                  A party may request consolidation of two or more arbitrations pending under the ICC Rules into a single arbitration pursuant to Article 10 of the ICC Rules.  The parties agree that two or more arbitration proceedings may be consolidated in accordance with this Section 7.11(c) and subject to Article 10 of the ICC Rules, even if the parties to such arbitration proceedings are not identical.

(d)                                 In addition to any discovery permitted under the ICC Rules, each party shall produce relevant, non-privileged documents or copies thereof requested by another party within the time limits set by the arbitration tribunal.  With respect to such document discovery, the arbitration tribunal shall be guided by the IBA Rules on the Taking of Evidence in International Commercial Arbitration.

(e)                                  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any arbitral proceeding or other Action to enforce the terms of this Agreement.

Section 7.12                             Assignment; Successors.  Except as expressly provided in Section 5.6 with respect to the right of Sellers to assign the registration rights to the Minority Shareholders, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Buyer (in the case of any Seller or the Sellers’ Representative) or the Sellers’ Representative (in the case of Parent or the Buyer), and any such assignment without such prior written consent shall be null and void; provided, however, that Parent or the Buyer may assign its rights under this Agreement to any Affiliate of Parent without the prior consent of the Sellers’ Representative but no such assignment by Parent or the Buyer shall relieve Parent or the Buyer, as applicable, of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 7.13                             Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars.  The conversion of any amounts expressed in Norwegian krone to United States dollars with respect to the calculation of the amount of Closing Net Working Capital, Closing Indebtedness and Closing Transaction Expenses pursuant to Section 2.4, shall be calculated based on the exchange rate set forth in the

Agreed Closing Statement and for any other amounts shall be as reported by Bloomberg, L.P. as of the close of business in New York on the relevant date.

Section 7.14                             Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.15                             Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.16                             Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 7.17                             Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 7.18                             Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 7.19                             No Presumption Against Drafting Party.  Each of the Buyer and the Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.20                             Legal Conflict Waiver; Ownership of Privileged Materials.  Recognizing that Advokatfirmaet BA-HR DA and Kirkland & Ellis LLP (the “Seller Counsel”) have acted as legal counsel to the Sellers, certain of their Affiliates, and the Company and its Affiliates prior to the Closing, and that the Seller Counsel intend to act as legal counsel to the Sellers and certain of their Affiliates after the Closing, Parent and the Buyer hereby waive, on their own behalf, and agree to cause the Company, to waive, any conflicts that may arise in connection with the Seller Counsel representing the Sellers and/or their Affiliates after the Closing as such representation may relate to Parent, Buyer, the Company or the transactions contemplated herein (including in respect of litigation or arbitration) and agree that they shall not seek to disqualify Seller Counsel from acting as legal counsel to the Sellers and/or their Affiliates following Closing in a dispute (including any litigation or arbitration) arising under this Agreement or the transactions contemplated herein.  In addition, all communications involving attorney-client confidences between the Sellers, their Affiliates, the Company and Seller Counsel related exclusively to the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Sellers and their Affiliates (and not the Company).  Accordingly, Parent and the Buyer agree that following the Closing neither they nor the Company shall have access to any such communications or to the files of Seller Counsel relating to their engagement with the Sellers, certain of their Affiliates and/or the Company, except that Parent, Buyer and the Company may assert legal privilege in connection with any dispute with a party other than the Sellers or the Sellers’ Representative.  Without limiting the generality of the foregoing, upon and after the Closing, (i) the Sellers and their Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (ii) to the extent that files of Seller Counsel in respect of such engagement constitute property of the client, only the Sellers and their Affiliates (and not the Company) shall hold such property rights and (iii) Seller Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company except that Parent, Buyer and the Company may assert legal privilege in connection with a dispute with a party other than the Sellers or the Sellers’ Representative.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DIFFERENTIAL BRANDS GROUP INC.

By:	/s/ Michael Buckley
Name:	Michael Buckley
Title:	CEO

DFBG SWIMS LLC

By:	/s/ William Sweedler
Name:	William Sweedler
Title:	Manager

SWIMS AS

By:	/s/ Øystein Alexander Eskeland
Name:	Øystein Alexander Eskeland
Title:	CEO

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ØYSTEIN ALEXANDER ESKELAND,
as Sellers’ Representative

/s/ Øystein Alexander Eskeland
Name:	Øystein Alexander Eskeland

ATLE SØVIK,
as Sellers’ Representative

/s/ Atle Søvik
Name:	Atle Søvik

ESCOBAR INVEST AS

By:	/s/ Svein Simonaes, by special authorization
Name:	Svein Simonaes
Title:	Authorized Signatory

VERDANE CAPITAL VI K/S

By:	/s/ Svein Simonaes, by special authorization
Name:	Svein Simonaes
Title:	Authorized Signatory

VERDANE CAPITAL VII K/S

By:	/s/ Svein Simonaes, by special authorization
Name:	Svein Simonaes
Title:	Authorized Signatory

[Signature Page to Purchase Agreement]

GANDALF INVEST AB

By:	/s/ Peter Sjölander
Name:	Peter Sjölander
Title:	Chairman

SYNECO AS

By:	/s/ Svein Simonaes, by special authorization
Name:	Svein Simonaes
Title:	Authorized Signatory

ALBATROSS INVESTMENT AS

By:	/s/ Svein Simonaes, by special authorization
Name:	Svein Simonaes
Title:	Authorized Signatory

OSKAR INVESTMENTS AS

By:	/s/ Svein Simonaes, by special authorization
Name:	Svein Simonaes
Title:	Authorized Signatory

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, solely for purposes of Section 5.6, the undersigned parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TCP DENIM, LLC

By:	/s/ William Sweedler
Name: William Sweedler
Title: Managing Member

TCP RG, LLC

By:	/s/ William Sweedler
Name: William Sweedler
Title: Managing Member

TCP RG II, LLC

By:	/s/ William Sweedler
Name: William Sweedler
Title: Managing Member

[Signature Page to Purchase Agreement]